Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Bread Financial Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and 457(h)	7,667,594	$40.30	$309,004,038.20	0.00014760	$45,609

Total Offering Amounts					$309,004,038.20	0.00014760	$45,609

Total Fee Offsets							N/A

Net Fee Due							$45,609

(1)    Consists of: (i) up to 5,000,000 new shares of common stock, par value $0.01 per share (the “Common Stock”) of Bread Financial Holdings, Inc. (the “Registrant”) reserved for issuance under the Bread Financial 2024 Omnibus Incentive Plan (the “Plan”); (ii) 203,687 shares of Common Stock that remained available for future grants under the 2022 Omnibus Incentive Plan of Bread Financial (the “2022 Plan”) immediately prior to May 14, 2024, the effective date of the Plan (the “Effective Date”), which shares were rolled over into the Plan under the terms thereof; and (iii) up to 2,463,907 shares of Common Stock subject to the outstanding unvested equity awards under the 2022 Plan as of the Effective Date that, on or after the Effective Date, may, potentially, be returned to the 2022 Plan due to the forfeiture of such prior awards and, as a result, may become available for issuance under the Plan under the terms thereof.

(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan as a result of any future stock splits, stock dividends, recapitalizations or similar adjustments of the outstanding Common Stock.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $40.30, based on the average of the high sales price (i.e., $40.78) and the low sales price (i.e., $39.82) for the Common Stock on the New York Stock Exchange on May 10, 2024.